Exhibit 99.1

AutoWeb Strengthens Executive Team with Two Key New Hires

IRVINE, Calif., December 17, 2018 — AutoWeb, Inc. (Nasdaq: AUTO), a robust digital marketing platform providing advertising solutions for automotive dealers and OEMs, has appointed J.P. Hannan as executive vice president, chief financial officer and Tim Branham as senior vice president, chief technology officer effective December 17, 2018.

Hannan succeeds Interim CFO Wes Ozima, who will remain at AutoWeb in his prior role as senior vice president, controller, and Branham will be assuming a newly created position at the company.

Hannan is a media veteran with more than 20 years of public and private CFO experience across various organizations, including Social Reality (SRAX), Cumulus Media (CMLS), Modern Luxury Media and Lincoln Financial Media Company (LNC). While at Cumulus Media from 2008-2016, he was instrumental in driving the company’s financial turnaround, resulting in significant cost reductions and increases in various productivity outputs, while managing all investor, analyst and auditor relationships. During his career, Hannan has successfully completed over $5 billion in financing and M&A transactions within the media industry.

Along with his CFO experience, Hannan has served on the board of directors for several technology and media companies, including Asian Media, Regent Communications (RGCI), Bullpen Ventures and iBlast Networks. He also currently serves as the chairman of the board of Barefoot Luxury, an experiential travel company that operates boutique hotels and resorts.

Branham brings more than 25 years of experience in technology infrastructure and strategy to AutoWeb. Most recently, he served as a partner at Perficient, Inc. (PRFT), a leading digital transformation consulting firm. Since August 2018, Branham has been working closely with AutoWeb’s senior team as a consultant to evaluate all critical systems, processes and support functions across the IT infrastructure.

Prior to Perficient, Branham served as chief information officer for Fujitsu Americas, a global information and communications technology company, where he was responsible for overseeing the IT strategy and operations of its North American division. While at Fujitsu, he was pivotal in reducing operating expenses across the entire IT department through contract renegotiations, moving 75% of application server workloads to the cloud, reorganizing support staff and outsourcing non-essential infrastructure operations. Tim is a decorated U.S. Army veteran, having begun his career in the Infantry as a Ranger.

“Hiring J.P. and Tim marks the next critical step in strengthening our team to support our new strategic direction,” said Jared Rowe, president and CEO of AutoWeb. “As discussed on our last earnings call, investing in our people and technology will be instrumental in returning AutoWeb to growth and margin expansion in 2019. J.P. and Tim each bring unique backgrounds and skillsets to fill critical roles, and their leadership experience will be an invaluable asset to our finance and technology teams.

“I want to thank Wes for his exceptional support as interim CFO over the last nine months. His work was imperative to our strategic review and we look forward to his ongoing support within our accounting organization.

“As we look ahead, we will continue investing in our people as we expect to fill additional critical roles in the coming months. We also remain committed to investing in our technology infrastructure to better integrate our operations, improve the pace of change and gain more control over internal investments and outcomes. I’m very pleased with the progress we have made as our turnaround is proceeding according to plan, and we look forward to executing on our various strategic initiatives in 2019.”

Inducement Options
As an inducement for joining the company, Hannan and Branham were granted options to acquire 120,000 and 100,000 shares of the company’s common stock, respectively, at an exercise price equal to $2.30 per share, which was the closing price of the common stock on The Nasdaq Capital Market on the December 17, 2018 grant date.

The options have a term of seven years, and one-third of the options will vest on the first anniversary of the grant date and one thirty-sixth of the options shall vest on each successive monthly anniversary of the grant date for the following twenty-four months. Vesting of the options will accelerate upon the occurrence of certain events, including upon a change in control of the company or upon termination of the grantee’s employment by the company without cause or by the grantee for good reason.

About AutoWeb, Inc.
AutoWeb, Inc. provides high-quality consumer leads, clicks and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions. The company pioneered the automotive Internet in 1995 and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online.

Investors and other interested parties can receive AutoWeb news alerts and special event invitations by accessing the online registration form at http://investor.autoweb.com/alerts.cfm.

Company Contact
J.P. Hannan
Chief Financial Officer
949-437-4651
jp.hannan@autoweb.com

Investor Relations Contact
Sean Mansouri or Cody Slach
Liolios Investor Relations
949-574-3860
AUTO@liolios.com